EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 6th day of June, 2008, by and between NEURO-HITECH, INC., a Delaware corporation with offices at One Penn Plaza, Suite 1503, New York, NY 10019 (the “Corporation”), and Matthew E. Colpoys, Jr., an individual residing at 7 Brentwood Common, Orchard Park, NY, 14127 (the “Employee”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Employee upon the terms and conditions hereinafter set forth; and

B. The Employee desires to render services to the Corporation, upon the terms and conditions hereinafter set forth.

C. The Employee has been offered a position with the Corporation which is of the nature that Employee will either generate or be entrusted with information, ideas and materials pertaining to the Corporation.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Employee and the Employee hereby accepts employment as an employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties and Location. The Employee shall serve as Chief Executive Officer of the Corporation, and shall devote substantially all of his time to perform his duties as Chief Executive Officer of the Corporation and perform such other tasks, consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation (the “Board”). Certain duties with respect to the “public-company” aspects of the Corporation shall be shared or divided with the Chairman of the Board and/or the Vice Chairman of the Board, as the Chairman of the Board or the Vice Chairman of the Board may direct. The Employee shall report directly to the Chairman of the Board, the Vice Chairman of the Board or such other person as the Board directs. If the Board requires, the Employee shall reasonably promptly relocate his residence to the greater New York City metropolitan area (which shall be deemed to include New York City, Long Island, northern New Jersey, Westchester and other locations within a reasonable commuting distance of New York City).

3. Term of Employment. Subject to Section 5 below, the term of the Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years commencing on the date hereof. This Agreement shall be automatically renewed for a period of two (2) years following the completion of the Initial Term (the “Renewal Term”) unless the Employee provides to the Corporation, or the Corporation provides to the Employee, as the case may be, with six (6) months written notice that it does not seek a Renewal Term. For purposes of this Agreement, the Initial Term, Renewal Term and any term in accordance with Section 5 below are hereinafter collectively referred to as the “Term.”

4. Compensation of Employee.

(a) The Corporation shall pay the Employee as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of $332,200 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but has no right to decrease the Base Salary.

(b) In addition to the Base Salary set forth in Section 4(a) above, provided that the Employee is employed by the Corporation on the last day of its fiscal year, the Employee shall be entitled to receive an annual cash bonus with respect to such fiscal year in an amount equal to 0.75% of the Corporation’s consolidated annual gross profits (net revenues less cost of good sold) for such fiscal year. The Corporation’s consolidated annual gross profits shall be determined based upon the Corporation’s audited annual financial statements with respect to such year. Such bonus shall be pro rated with respect to the portion of the fiscal year from the date of this Agreement through December 31, 2008.

(c) The Corporation shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(d) The Employee shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its employees.

(e) In addition to the Base Salary and the bonus compensation, the Employee shall receive options to purchase 2,000,000 shares of the Corporation’s Common Stock. The option agreement with respect to such options shall provide for such options to vest twenty-five percent (25%) on the date hereof, and twenty-five percent (25%) on each remaining anniversary of the date hereof. The exercise price per share for such options will be $2.00 per share, subject to adjustment for dividends, splits, reclassifications and similar transactions.

(f) If the Employee is required by the Corporation to relocate from the Buffalo, NY area to the greater New York City metropolitan area, he shall be entitled to receive an amount equal to his reasonable relocation expenses.

5. Termination.

(a) This Agreement and the Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Employee’s death;

(ii) upon the Employee’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any renewal term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Employee’s option, upon ninety (90) days prior written notice to the Corporation;

(v) at the Employee’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Employee;

(vi) at the Corporation’s option, in the event of an act by the Employee, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation; and

(vii) at the Corporation’s option without “Cause” at any time by providing Employee with written notice of such termination, which termination shall take effect 60 days after such notice is provided.

(b) For purposes of this Agreement, the Employee shall be deemed to be suffering from a “Total Disability” if the Employee has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Employee has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Employee, vote to determine that the Employee is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Employee is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Employee has resigned due to (i) any material diminution of Employee’s responsibilities that is not cured within fifteen (15) days; (ii) any reduction of or failure to pay Employee compensation provided for herein, except to the extent Employee consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Employee of such non-payment; or (iii) any material violation by the Corporation of its obligations under this Agreement that is not cured within sixty (60) days Agreement after receipt of written notice thereof from the Employee. For the avoidance of doubt, the parties expressly agree that the failure of the parties to agree as to the need for or terms of the Employee’s relocation does not constitute “Good Reason.”

(d) For purposes of this Agreement, the term “Cause” shall mean:

(i) the willful or continued failure by Employee to substantially perform his duties, including, but not limited to, acts of fraud, willful misconduct, gross negligence or other act of dishonesty (provided that the Corporation shall have delivered to Employee a notice of such failure, specifying the particulars thereof and giving Employee a 15-day period to cure such conduct if such conduct is capable of being cured);

(ii) a material violation or material breach of this Agreement which is not cured within 10 days written notice to Employee;

(iii) misappropriation of funds, properties or assets of the Company by Employee or any action which has a materially adverse effect on the Company or its business; or

(iv) the conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or

(v) abuse of drugs or alcohol which impairs Employee’s ability to perform his duties.

(e) For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such person, entity or group acquires (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent))) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

6. Effects of Termination.

(a) Upon termination of the Employee’s employment by the Corporation for any reason other than for “Cause” or by the Employee for “Good Reason” (except with respect to a Change in Control Transaction, as provided for in Section 6(c)), the Employee shall be entitled to (i) the lesser of (A) two (2) years Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes or any other compensation or benefits, or (B) Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes or any other compensation or benefits for the remaining months left in the Term and (ii) the lesser of (X) the Employee’s average annual bonus in accordance with Section 4(b) since the start of this Agreement (the “Average Bonus”) multiplied by two, payable in a lump sum, less withholding of applicable taxes or any other compensation or benefits, or (Y) Average Bonus multiplied by a fraction the numerator of which is the number of remaining months left in the Term and the denominator of which is 12, payable in a lump sum, less withholding of applicable taxes or any other compensation or benefits.

(b) If the Corporation shall terminate the Employee without “Cause” or if the Employee shall resign from the Corporation with “Good Reason,” all unvested options shall immediately vest and become exercisable. If the Corporation shall terminate the Employee for “Cause” or if the employee shall resign without “Good Reason,” all unvested options shall be forfeited and all vested options shall remain exercisable in accordance with their terms.

(c) If the Corporation consummates any Change in Control Transaction and within twelve months after the Change in Control Transaction the Employee terminates his employment for “Good Reason” or the Corporation terminates the Employee without “Cause,” the Employee shall be entitled to (i) one (1) year’s Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes or any other compensation or benefits and (ii) the Average Bonus, payable in a lump sum, less withholding of applicable taxes or any other compensation or benefits. Upon such termination of the Employee’s employment with the Corporation, all of Employee’s unvested options shall immediately vest and become exercisable.

7. Vacation. The Employee shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. The Employee shall take his vacation at such time or times as the Employee and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to four (4) weeks’ vacation may carry over to the subsequent year.

8. Disclosure of Confidential Information. The Employee recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Employee. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Employee during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Employee’s employment hereunder.

9. Covenant Not To Compete or Solicit. The Employee covenants and agrees that for the period equivalent to the period in respect of which Employee is entitled to payments pursuant Section 6(a) or Section 6(c), as applicable, but not less than twelve (12) months after the date of this Agreement (the “Restricted Period”), he shall not:

(a) directly or indirectly, own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise (the “Restricted Activities”) which is engaged in any line of business in which the Corporation was engaged or had a present intent to engage, in each case, as of immediately prior to the date hereof (collectively, the “Business”); provided, however, that notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) engaging in Restricted Activities with a person or entity that is engaged in, or has a formal plan to engage in, the Business provided that the Restricted Activities engaged in and compensation received by the Employee, if any, are unrelated to the Business, or (iii) owning up to five percent (5%) of any class of securities or equity interests of any corporation or other business entity which is engaged in the Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, but neither the Employee, nor any group of persons including the Employee may in any way, either directly or indirectly, manage or exercise control of any such corporation or entity, guarantee any of its financial obligations, or otherwise take any part in its business other then exercising its or his rights as a stockholder. The Employee acknowledges that the Corporation conducts the Business on a national basis (in the United States and Canada) and that this covenant cannot be limited to a service area in which the Corporation conducts the Business; or

(b) directly or indirectly, either for himself or any other person (A) solicit or induce, or attempt to induce, any employee of, or independent contractor providing services to the Corporation to leave the employ of or to cease to provide services, in whole or in part to the Corporation, or (B) induce or attempt to induce any customer or supplier of the Corporation, to cease doing business with the Corporation.

In the event of a breach by the Employee of any of the covenants set forth above, the term of such covenant shall be extended by the period of the duration of such breach.

10. Miscellaneous.

(a) The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Employee nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

11. Post-Employment Property. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright, or not, and hereinafter collectively called “Discovery”) related to training or marketing methods and techniques that Employee, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of his employment, whether or not during regular business hours and created, conceived or prepared on the Corporation’s premises or otherwise shall be the sole and complete property of the Corporation. More particularly, and without limiting the foregoing, Employee agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefore is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefore is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared during the term of his employment on the Corporation’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Corporation, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Employee further agrees promptly to disclose in writing and deliver to the Corporation all Intellectual Property Products created during his engagement by the Corporation, whether or not during normal business hours. Employee agrees that all works of authorship created by Employee during his engagement by the Corporation shall be works made for hire of which the Corporation is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Employee during his engagement by the Corporation is not a work made for hire, Employee hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Corporation. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Corporation all rights in any Intellectual Property Product created by Employee during his engagement by the Corporation, Employee hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Corporation. Employee agrees to execute, immediately upon the Corporation’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Employee is engaged by the Corporation at the time such request is made, in order to permit the Corporation, or its assigns, to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Corporation shall bear the cost of any such assignments, applications or consequences. Upon termination of Employee’s employment by the Corporation for any reason whatsoever, and at any earlier time the Corporation so requests, Employee will immediately deliver to the custody of the person designated by the Corporation all originals and copies of any documents and other property of the Corporation in Employee’s possession, under Employee’s control or to which he may have access,

IN WITNESS WHEREOF, this Employment Agreement has been executed on the date and year first above written.

CORPORATION:

NEURO-HITECH, INC.

By:	/s/ David Barrett
Name:	David Barrett
Title:	Chief Financial Officer

EMPLOYEE:

/s/ Matthew E. Colpoys, Jr.
Matthew E. Colpoys, Jr.